IBSG INTERNATIONAL, INC.	PORTER, LEVAY & ROSE, INC.
(321) 939-6321	Michael Porter, President
(212) 564-4700

IBSG INTERNATIONAL’S 2007 REVENUE ROSE 92% YEAR OVER YEAR TO SET RECORD

EPS is $0.57 cents for 2007

Company to Hold Conference Call Wednesday March 19, 2008 at 11 AM EDT

CELEBRATION, FL, March 18, 2007 -- IBSG International, Inc., (the “Company”), (OTC BB: IBIN) announced today its financial results for fiscal year ending December 31, 2007 (FY2007).

Revenue increased approximately $7.0 million, or 92%, from approximately $7.6 million in FY2006 to approximately $14.6 million in FY2007. Net income increased approximately $4.2 million, or 597%, from approximately $0.7 million, or $0.10 per fully diluted earnings per share in FY2006 to approximately $4.9 million, or $0.57 per fully diluted earnings per share in FY2007.

Operating expenses (sales, general and administrative) increased approximately $1.1 million, or 19%, from approximately $5.7 million in FY2006 to approximately $6.8 million in FY2007.  The increase to operating expenses in FY2007 is a reflection of additional consulting services for the international market in order to increase market share as well as additional stock based compensation.  The Company had other income of approximately $66,000 for FY2007 related to interest income as opposed to other expenses of approximately $511,000 for FY2006 primarily related to the loss on the debt settlement and warrants.

As of December 31, 2007, the Company had approximately $2.1 million in cash. Accounts receivable, net grew approximately $11.6 million, or 75%, from approximately $15.3 million at the end of FY2006 to approximately to $26.9 million at the end of FY2007.  Approximately 59% of accounts receivable, net outstanding as of December 31, 2007 was generated by new business in FY2007.  Deferred revenue of approximately $8.7 million represents approximately 32% of accounts receivable, net outstanding as of December 31, 2007.

Dr. Michael Rivers, CEO of IBSGI, said, “Our results indicate that this is the healthiest the Company has ever been financially.  Revenues increased significantly this year, and this continues to be a reflection of the intrinsic growth model within our existing contracts and our geographic diversity. The values of the master contracts we are signing are higher than before, and we also expect, through increases in satellite contracts that there will be substantial increases related to revenue in our existing contracts.”

“As we have previously stated, with the size of the additional projects and the roll up of appropriate deferred revenue to recognized revenue, the cash collections are still being out-paced by new business growth, and we expect that to continue for some time.  The length of time that our receivables remain outstanding is a function of the terms of the contracts that we have crafted for our client base.  Currently, business is growing faster than the required contracted pay down of our accounts receivable.  For FY2007 over FY2006, our revenue increased 92% while our operating expenses increased by only 19% and we believe that this healthy divergence will continue into 2008.”

Geoffrey Birch, signing as CFO stated, “Governments and international clients move more slowly than other customers might, but government contracts continue to be the most secure contracts worldwide and are generally irrevocable by law.  Our contracts continue to be refined based on our understanding of the nature of our client base and we continue to anticipate no difficulty with collections. We have made changes recently to our accounting and we intend to continue to provide further clarity to our financial results to address the rapid growth both internationally and domestically and to bring about those changes with as little disturbance to our reporting process as possible.”

Kevin Gollop, COO of IBSGI UK said, “We are seeing continued growth internationally and domestically.  Because we have diversified our client base geographically, the U.S. economic slow-down has only had a mild impact on the Company in that our U.S. contract expansion was slower than our international business.  Acceptance of our platform is showing particular strength in Africa, and our sales efforts in Europe continue to be promising.”

Rivers concluded, “Having projected revenues of $18.0 million for the year, we feel that the shortfall was only a timing technicality.  A $3.0 million contract that was to close just before the end of FY2007 was not officially closed until the first quarter of FY2008 due to the holidays.  That $3.0 million will appear in our first quarter FY2008 revenue, but a few days the other way, and it would have been included as fourth quarter FY2007 revenue. However, we are extremely pleased to be able to announce that we did exceed our minimum projections for EPS of $0.50 with an actual EPS of $0.57.”

Management of IBSG International will discuss the company’s financial results and achievements in a conference call tomorrow, Wednesday, March 19, 2008 at 11 am Eastern Daylight Time. Those who wish to participate in the conference call may telephone 866-682-6100, from the U.S. or, 201-499-0416 for international callers, no PIN number is necessary for the live call but, you must provide the operator with your company name. To access the digital replay, dial 888-346-3949, from the U.S. or, 404-260-5385 for international callers. When prompted, enter pin code 174520#, at the second prompt enter choice 4, and at the final prompt enter confirmation code 20080314176354#. This playback will be available for 90 days.  The conference call playback will also be available on www.ibsgi.com

About IBSG International, Inc. (www.ibsgi.com)
IBSG International, Inc. is a holding company for four technology and software subsidiaries: Intelligent Business Systems Group, Inc. (IBSG), a provider of turnkey digital service center software; Secure Blue, Inc., a Sarbanes-Oxley and security software solution provider; Intelligent Business Systems Development (IBSD), a software development, maintenance and data storage company; and IBSGI - UK, a consultant company focused on development of IT projects for Governmental bodies and multinational corporations.

IBS Group offers enterprise solutions designed to enhance the operating efficiency and create revenue for State Small Business Development Centers, business associations (e.g., business associations) and Fortune 1000 corporations by licensing its unique turnkey digital service center software, which provides a broad range of digital budgetary, administrative and commercial services (B2B, e-commerce, government to business and enterprise business services) on a single platform known as the BizWorldPro©.

Secure Blue, Inc. provides a robust economical Sarbanes-Oxley (SOX) compliance and security software suite, Secure Blue SOX Pro. It is targeted at small- and mid-cap public companies as well as private companies requiring SOX compliance to enable them to continue working with public companies.

As software providers, system integrators and Application Service Providers, IBS Group, Inc. and Secure Blue, Inc. generate revenue from license sales, system modifications, systems support and a percentage of monthly customer fees. The typical IBS Group/Secure Blue license agreement has a five-year term which is updated on an annual basis.

IBS Development, Inc. will provide ongoing support of International’s other subsidiaries, IBS Group and Secure Blue. The company provides development, system support and secure data storage, and will maintain offices in the US and India, where its current offshore development and support team is located.

IBSGI - UK establishes IT projects for various countries and multi-national corporations around the world. IBSGI - UK has already introduced the BizWorldPro platform to a number of countries and continues to provide demonstrations of the system on an international scale. For multinational corporations, the projects are normally recognized offset program qualified and provide a required contractual obligation of these corporations. IBSGI – UK maintains relationships with various multinational corporations and operates from centrally located offices in London.

Safe Harbor Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  The above information does not guarantee any successful closing of new business.  No assurances can be given that any projections related to gross revenues or profit margins will be realized.  Forward-looking statements involve known and unknown risks and uncertainties that may cause the companies’ actual results in future periods to differ materially from forecasted results.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings and other risks.

- FINANCIAL TABLES TO FOLLOW -

 IBSG International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
December 31, 2007
(Unaudited)

ASSETS
Current Assets
Cash	$2,138,279
Accounts receivable, net	26,868,830
Prepaids	1,402,492
Total Current Assets	30,409,601

Equipment, net	703,024

Other Assets
Deferred consulting services	2,350,375
Deferred tax asset, net	1,717,127
Accounts receivable - long term	1,802,324
Other assets	42,474
Total Other Assets	5,912,300

Total Assets	$37,024,925
LIABILITIES AND STOCKHOLDER EQUITY
Current Liabilities
Accounts payable and accrued expenses	$878,242
Income tax payable	1,665,412
Deferred revenue	8,706,347
Deferred tax liability, net	1,342,176
Total Current Liabilities	12,592,177

Commitments and Contingencies

Stockholders' Equity
Common stock, $0.001 par value, 100,000,000 shares authorized
9,685,052 shares issued and outstanding	9,667
Additional paid in capital	20,160,065
Retained earnings	4,263,016
Total Stockholders' Equity	24,432,748

Total Liabilities and Stockholders' Equity	$37,024,925

IBSG International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

	Twelve months ended December 31,
	2007	2006
		(Restated)

Revenue	$14,571,283	$7,604,678

Cost of Sales	356,372	272,171

Gross Profit	14,214,911	7,332,507

Sales, General and Administrative	6,805,278	5,741,692

Operating Income	7,409,633	1,590,815

Other Income (Expense)
Interest income	65,893	98,837
Interest expense	-	(58,877)
Loss on debt settlement and warrants	-	(470,897)
Change in fair value of warrants	-	(61,181)
Change in fair value of embedded convertible options	-	(18,683)
Total Other Income (Expense), Net	65,893	(510,801)

Net income before provision for income taxes	$7,475,526	$1,080,014
Provision for income taxes	2,616,434	382,900
Net Income	4,859,092	697,114

Net Income Per Share - Basic and Diluted	$0.57	$0.10

Weighted average number of shares outstanding during the period – Basic and Diluted	8,456,498	7,023,831